Exhibit 99.1

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

For the quarterly period ended June 30, 2022

Contents

Page Number
Financial Statements (Unaudited)
Definitions	1-2
Consolidated Balance Sheet	3-4
Consolidated Statement of Income	5
Consolidated Statement of Cash Flows	6
Consolidated Statement of Common Shareholder’s Equity	7
Notes to the Consolidated Financial Statements	8-25

DEFINITIONS
ACE	Affordable Clean Energy
AFUDC	Allowance for funds used during construction
ARO	Asset Retirement Obligation
ARP	Alternative Revenue Program
ASC	Accounting Standards Codification
BTA	Build Transfer Agreement
Capital Dynamics	Capital Dynamics, Inc., a Delaware corporation
CCR	Coal Combustion Residuals
CECA	Clean Energy Cost Adjustment
CERC	CERC Corp., together with its subsidiaries
CODM	Chief Operating Decision Maker who is the Company’s President
CPCN	Certificate of Public Convenience and Necessity
CPP	Clean Power Plan
CSIA	Compliance and System Improvement Adjustment
DOC	U.S. Department of Commerce
DSMA	Demand Side Management Adjustment
ECA	Environmental Cost Adjustment
EEFC	Energy Efficiency Funding Component
EPA	Environmental Protection Agency
February 2021 Winter Storm Event	The extreme and unprecedented winter weather event in February 2021 resulting in electricity generation supply shortages, including in Texas, and natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures.
FERC	Federal Energy Regulatory Commission
GHG	Greenhouse gases
IDEM	Indiana Department of Environmental Management
IRP	Integrated Resource Plan
IRS	Internal Revenue Service
IURC	Indiana Utility Regulatory Commission
Merger	The merger of Merger Sub with and into Vectren on the terms and subject to the conditions set forth in the Merger Agreement, with Vectren continuing as the surviving corporation and as a wholly-owned subsidiary of CenterPoint Energy, Inc.
Merger Agreement	Agreement and Plan of Merger, dated as of April 21, 2018, among CenterPoint Energy, Vectren and Merger Sub
Merger Sub	Pacer Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of CenterPoint Energy
MGP	Manufactured gas plant
MW	Megawatts
OUCC	Indiana Office of Utility Consumer Counselor
Posey Solar	Posey Solar, LLC, a Delaware limited liability company
PPA	Power purchase agreement
PRP	Potentially responsible parties
PUCO	Public Utilities Commission of Ohio
RCRA	Resource Conservation and Recovery Act of 1976
Restructuring	CERC Corp.’s common control acquisition of CEI North and CEOH from VUH on June 30, 2022
Scope 1 emissions	Direct source of emissions from a company’s operations
Scope 2 emissions	Indirect source of emissions from a company’s energy usage

Scope 3 emissions	Indirect source of emissions from a company’s end-users
SEC	Securities and Exchange Commission
SRC	Sales Reconciliation Component
TBD	To be determined
TDSIC	Transmission, Distribution and Storage System Improvement Charge
Tenaska	Tenaska Wind Holdings, LLC
VRP	Voluntary Remediation Program
VUH PPNs	VUH’s private senior guaranteed notes

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30, 2022
(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$473
Accounts receivable—less allowance for credit losses of $3 million	58
Accrued unbilled revenues—less allowance for credit losses of $1 million	26
Inventories	73
Regulatory assets	19
Prepaid expenses and other current assets	10

Total current assets	659

Property, Plant and Equipment:
Property, plant and equipment	4,897
Less: accumulated depreciation and amortization	2,067

Property, Plant and Equipment, net	2,830

Other Assets:
Goodwill	30
Regulatory assets	194
Notes receivable—affiliated companies	50
Other non-current assets	58

Total other assets	332

Total Assets	$3,821

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30, 2022
(in millions)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$67
Accounts payable—affiliated companies	14
Accrued liabilities	61
Current maturities of long-term debt—affiliated companies	727

Total current liabilities	869

Other Liabilities:
Deferred income taxes	297
Regulatory liabilities	311
Other non-current liabilities	191

Total other liabilities	799

Long-term Debt:
Long-term debt—third parties	363
Long-term debt—affiliated companies, net of current maturities	616

Total long-term debt, net	979

Commitments and Contingencies (Note 7)
Shareholder’s Equity:
Common stock (no par value)	—
Retained earnings	1,174

Total shareholder’s equity	1,174

Total Liabilities and Shareholder’s Equity	$3,821

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022

	(in millions)
Revenues:
Gas utility revenues	$187	$625
Electric utility revenues	172	319

Total	359	944

Expenses:
Utility natural gas	61	261
Fuel and purchased power	56	97
Operation and maintenance	90	190
Depreciation and amortization	73	144
Taxes other than income taxes	19	45

Total	299	737

Operating Income	60	207

Other Income (Expense):
Interest expense	(19)	(38)
Other income, net	7	13

Income Before Income Taxes	48	182

Income taxes (benefit)	(4)	24

Net Income	$52	$158

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Six Months Ended
June 30, 2022

(in millions)
Cash Flows from Operating Activities:
Net income	$158
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	144
Deferred income taxes	16
Pension and postretirement benefit cost	2
Changes in other assets and liabilities:
Accounts receivable and accrued unbilled revenue, net	77
Accounts receivable/payable—affiliates	(22)
Inventory	23
Net regulatory assets and liabilities	95
Accounts payable	(65)
Employer contributions to pension and postretirement plans	(1)
Other current assets and liabilities	(38)
Other non-current assets and other liabilities	(1)
Other operating activities, net	(3)

Net cash provided by operating activities	385

Cash Flows from Investing Activities:
Capital expenditures, excluding AFUDC equity	(376)
Decrease in notes receivable—affiliated companies	1,111
Other-net	3

Net cash provided by investing activities	738

Cash Flows from Financing Activities:
Payments of long-term debt	(307)
Payments of commercial paper, net	(350)

Net cash used in financing activities	(657)

Net Increase in Cash and Cash Equivalents	466
Cash and Cash Equivalents at Beginning of Period	7

Cash and Cash Equivalents at End of Period	$473

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMMON SHAREHOLDER’S EQUITY

(Unaudited)

	Common Stock	Retained Earnings	Total

	(in millions)
Three Months Ended June 30, 2022
Balance as of March 31, 2022	$1,238	$1,427	$2,665
Net income	—	52	52
Non-cash contributions to parent (Note 12)	(1,238)	(305)	(1,543)

Balance as of June 30, 2022	—	1,174	1,174

Six Months Ended June 30, 2022
Balance as of December 31, 2021	$1,218	$1,321	$2,539
Net income	—	158	158
Non-cash contributions to parent (Note 12)	(1,218)	(305)	(1,523)

Balance as of June 30, 2022	$—	$1,174	$1,174

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN UTILITY HOLDINGS, LLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Nature of Operations

Vectren Utility Holdings, Inc., was formed on March 31, 2000 as an Indiana corporation, (collectively with its subsidiaries, VUHI), to serve as the intermediate holding company for Vectren Corporation’s three operating public utilities: Indiana Gas Company, Inc. (CEI North), Southern Indiana Gas and Electric Company (CEI South), and Vectren Energy Delivery of Ohio, Inc. VUHI also has other assets that provide technology infrastructure to the three utilities. CEI North provides energy delivery services to natural gas customers located in central and southern Indiana. CEOH provides energy delivery services to natural gas customers located near Dayton in west-central Ohio. CEI South provides energy delivery services to electric and gas customers located near Evansville in southwestern Indiana. CEI South also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. Vectren Corporation, a wholly owned subsidiary of CenterPoint Energy, Inc. (collectively with its subsidiaries, CenterPoint Energy), is an energy holding company headquartered in Evansville, Indiana, and was organized on June 10, 1999 as an Indiana corporation. As a result of the Restructuring described below, VUHI converted to Vectren Utility Holdings, LLC (VUH, or collectively with its subsidiary, the Company), Vectren Corporation was converted to Vectren, LLC (Vectren), and Vectren Energy Delivery of Ohio, Inc. converted to Vectren Energy Delivery of Ohio, LLC (CEOH).

As of June 30, 2022, the Company’s reportable segments were Natural Gas and Electric. For a description of the Company’s reportable segments, see Note 11.

CenterPoint Energy completed the Restructuring on June 30, 2022, whereby the equity interests in CEI North and CEOH, both subsidiaries CenterPoint Energy acquired in its acquisition of Vectren on February 1, 2019, were transferred from VUH to CenterPoint Energy Resources Corp. (CERC Corp.). As a result, CEI North and CEOH became wholly owned subsidiaries of CERC Corp., to better align CenterPoint Energy’s organizational structure with management and financial reporting and to fund future capital investments more efficiently. The Restructuring was a non-cash common control acquisition by CERC and a disposal for the Company. The disposal did not meet the strategic shift criteria for presentation as a discontinued operation. Management determined the disposal was not a strategic shift as the Company will continue to operate and invest in natural gas and electric businesses. CEI South was not acquired by CERC and remains a subsidiary of VUH. A relative fair value methodology was used to determine the goodwill of $175 million to be included in the disposal, with $30 million remaining at the Company. IURC and PUCO approvals necessary for the Restructuring were received on December 2021 (IURC) and January 2022 (PUCO).

Accordingly, the Company’s Consolidated Balance Sheet as of June 30, 2022 does not reflect the assets and liabilities of CEI North and CEOH but its Consolidated Statement of Income does reflect CEI North’s and CEOH’s results of operations for the three and six months ended June 30, 2022. CEI North’s and CEOH’s combined pre-tax income was $15 million and $103 million, respectively, for the three and six months ended June 30, 2022.

The assets and liabilities of CEI North and CEOH transferred to CERC in the Restructuring included the following:

June 30, 2022
(in millions)
Current assets	$188
Property, plant and equipment	3,508
Goodwill	175
Regulatory assets	385
Non-current assets	29

Total assets	4,285

Current liabilities	289
Regulatory liabilities	768
Non-current liabilities	509
Long-term debt	1,172

Total liabilities	2,738

Net assets transferred	$1,547

(2) Impact of Recently Issued Accounting Standards

Management believes that recently adopted standards and recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations or cash flows upon adoption.

(3) Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services.

ARPs are contracts between the utility and its regulators, not between the utility and a customer. The Company recognizes ARP revenue as other revenues when the regulator-specified conditions for recognition have been met. Upon recovery of ARP revenue through incorporation in rates charged for utility service to customers, ARP revenue is reversed and recorded as revenue from contracts with customers. The recognition of ARP revenues and the reversal of ARP revenues upon recovery through rates charged for utility service may not occur in the same period.

The Company determines that disaggregating revenue into certain categories achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. These material revenue generating categories, as disclosed in Note 11, include: Natural Gas and Electric.

The Company provides commodity service to customers at rates, charges, and terms and conditions included in tariffs approved by regulators. The Company bills customers monthly and has the right to consideration from customers in an amount that corresponds directly with the performance obligation satisfied to date. The performance obligation is satisfied and revenue is recognized upon the delivery of services to customers. The Company records revenues for services and goods delivered but not billed at the end of an accounting period in Accrued unbilled revenues, derived from estimated unbilled consumption and tariff rates or in a regulatory asset, as applicable. The Company’s revenues are also adjusted for the effects of regulation including tracked operating expenses, infrastructure replacement mechanisms, decoupling mechanisms, and lost margin recovery. Decoupling and lost margin recovery mechanisms are considered ARPs, which are excluded from the scope of ASC 606. Customers are billed monthly and payment terms, set by the regulator, require payment within a month of billing. The Company’s revenues are not subject to significant returns, refunds, or warranty obligations.

In the following table, the Company’s revenue is disaggregated by reportable segment and major source.

	Three Months Ended June 30, 2022
	Electric	Natural Gas	Total

	(in millions)
Revenue from contracts	$168	$188	$356
Other (1)	4	(1)	3

Total Revenues	$172	$187	$359

	Six Months Ended June 30, 2022
	Electric	Natural Gas	Total

	(in millions)
Revenue from contracts	$310	$623	$933
Other (1)	9	2	11

Total Revenues	$319	$625	$944

(1)	Primarily consists of income from ARPs.

Revenues from Contracts with Customers

Contract Balances. The Company does not have any material contract balances (right to consideration for services already provided or obligations to provide services in the future for consideration already received). Substantially all the Company’s accounts receivable results from contracts with customers.

The opening and closing balances of the Company’s accounts receivable related to ASC 606 revenues and other accrued unbilled revenues are as follows:

	Accounts Receivable	Other Accrued Unbilled Revenues

	(in millions)
Opening balance as of December 31, 2021	$53	$28
Closing balance as of June 30, 2022	57	26

Increase (decrease)	$4	$(2)

Allowance for Credit Losses and Bad Debt Expense

The Company segregates financial assets that fall under the scope of Topic 326, primarily trade receivables due in one year or less, into portfolio segments based on shared risk characteristics, such as geographical location and regulatory environment, for evaluation of expected credit losses. Historical and current information, such as average write-offs, are applied to each portfolio segment to estimate the allowance for losses on uncollectible receivables. Additionally, the allowance for losses on uncollectible receivables is adjusted for reasonable and supportable forecasts of future economic conditions, which can include changing weather, commodity prices, regulations, and macroeconomic factors, among others.

(4) Regulatory Assets & Liabilities

Equity Return

The Company is at times allowed by a regulator to defer an equity return as part of the recoverable carrying costs of a regulatory asset. A deferred equity return is capitalized for rate-making purposes, but it is not included in the Company’s regulatory assets on its Consolidated Balance Sheet. The allowed equity return is recognized in the Consolidated Statement of Income as it is recovered in rates. The recoverable allowed equity return not yet recognized by the Company is as follows:

June 30, 2022
(in millions)
Allowed equity return not recognized	$49

The amount of allowed equity return recognized by the Company in its Consolidated Statement of Income during the three and six months ended June 30, 2022 was less than $1 million.

(5) Related Party Transactions

Support Services & Purchases

Affiliates of CenterPoint Energy and Vectren provide corporate and general and administrative services to the Company and allocate certain costs to the Company. These services are billed to the Company at actual cost, either directly or as an allocation using various allocators, including number of employees, number of customers and/or the level of payroll, revenue contribution and capital expenditures. Affiliates of CenterPoint Energy provide other miscellaneous services, including geographic services and other management support. These services are billed at actual cost, and the charges are not necessarily indicative of what would have been incurred had CenterPoint Energy’s subsidiaries not been affiliates. Amounts owed for support services and purchases as of June 30, 2022 are included in Accounts payable—affiliated companies.

Additionally, CenterPoint Energy, through an energy service subsidiary divested in June 2020, sold natural gas to the Company’s Electric reportable segment for use in electric generation activities. Contracts for natural gas were executed in a competitive bidding process and are reflective of what would have been incurred had CenterPoint Energy not been an affiliate.

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)
Corporate allocations (1)	20	42

(1)	The allocated costs include allocations from CenterPoint Energy for corporate service charges. Amounts charged for corporate allocations are reflected primarily in Operation and maintenance expense.

Retirement Plans & Other Postretirement Benefits

The Company’s net periodic cost, before considering amounts subject to overhead allocations for capital expenditure projects, includes the following components relating to pension benefits:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)
Service cost (1)	$1	$1
Interest cost (2)	1	2
Expected return on plan assets (2)	(2)	(3)
Amortization of net loss (2)	1	1

Net periodic cost	$1	$1

(1)	Amounts presented in the table above are included in Operation and maintenance expense in the Consolidated Statement of Income, net of amounts capitalized and regulatory deferrals.
(2)	Amounts presented in the table above are included in Other income, net in the Consolidated Statement of Income.

Expected contributions to the postretirement benefit plan are $2 million during 2022. Expected minimum contributions to the pension plans are less than $1 million during 2022.

There were less than $1 million in contributions to the postretirement benefit plan for the three months ended June 30, 2022 and $1 million for the six months ended June 30, 2022. There were less than $1 million in contributions to the pension plans for each of the three and six months ended June 30, 2022.

Share-Based Incentive Plans & Deferred Compensation Plans

The Company does not have share-based compensation plans separate from CenterPoint Energy.

Cash Management Arrangements

As part of the Restructuring, the Company now participates in the CenterPoint Energy money pool through which it can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The net funding requirements of the CenterPoint Energy money pool are expected to be met with borrowings under CenterPoint Energy’s revolving credit facility or the sale of CenterPoint Energy’s commercial paper. The Company had no borrowings or investments outstanding in the CenterPoint Energy money pool as of June 30, 2022.

The Company also has long-term borrowing arrangements with CenterPoint Energy. See Note 6 for further information regarding intercompany borrowing arrangements.

Affiliate Loan

In connection with the Restructuring, in June 2022, CERC received a $50 million loan from VUH, which was related to the portion of VUH’s 6.10% senior guaranteed notes due December 1, 2035 supporting CEI North and CEOH, and is included in Notes receivable—affiliated companies on the Consolidated Balance Sheet.

Income Taxes

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Statutory rate	21%	21%
Regulatory liability amortization settled through rates	(9)	(5)
State and local taxes-net of federal benefit	(19)	(2)
All other—net	(1)	(1)

Effective tax rate	(8)%	13%

Uncertain Tax Positions. The Company reported a net uncertain tax liability, inclusive of interest and penalties, of $4 million as of June 30, 2022. The Company believes there will be no decrease to the liability in the next 12 months.

Tax Audits and Settlements. Vectren’s pre-Merger 2014-2019 tax years are currently under audit by the IRS. For the 2019-2022 tax years, CenterPoint Energy and its subsidiaries, including the Company, are participants in the IRS’s Compliance Assurance Process.

(6) Borrowing Arrangements

Long-Term Debt

Long-term senior unsecured obligations and first mortgage bonds outstanding by subsidiary follow:

June 30, 2022
(in millions)
VUH
Fixed Rate Affiliate Debt 2023, 3.72%	$93
2025, 1.21%	300
2028, 3.20%	45
2030, 1.72%	175
2032, 3.26%	100
2035, 3.90%	25
2043, 4.25%	70
2045, 4.36%	95
2047, 3.93%	100
2049, 3.42%	125
2050, 3.92%	175
2055, 4.51%	40
Fixed Rate Senior Unsecured Notes
2035, 6.10%	75

Total VUH	1,418

CEI South
First Mortgage Bonds
2024, 2013 Series D, current adjustable rate 1.65%, tax-exempt	23
2025, 2014 Series B, current adjustable rate 1.65%, tax-exempt	41
2029, 1999 Series, 6.72%	80
2037, 2013 Series E, current adjustable rate 1.65%, tax-exempt	22
2038, 2013 Series A, current adjustable rate 1.65%, tax-exempt	22
2043, 2013 Series B, current adjustable rate 1.65%, tax-exempt	40
2044, 2014 Series A, 4.00%, tax-exempt	22
2055, 2015 Series Mt. Vernon, .875%, tax-exempt	15
2055, 2015 Series Warrick County, .875%, tax-exempt	23

Total CEI South	288

Total long-term debt payable—affiliated companies	1,343
Total long-term debt payable to third parties	363

Total long-term debt outstanding	1,706
Current maturities of long-term debt—affiliated companies	(727)

Total long-term debt, net of current maturities	$979

Debt Exchange. As a part of the Restructuring, on May 27, 2022, CERC Corp. and VUH completed an exchange with holders of VUH PPNs whereby CERC Corp. issued new senior notes with an aggregate principal amount of $302 million to such holders in exchange for all of their outstanding VUH PPNs with an aggregate principal amount of $302 million. The new CERC Corp. senior notes have the same principal amount, interest rate, and payment and maturity dates as the VUH PPNs for which they were exchanged. As a result of the exchange, CERC Corp. became the creditor for the PPNs originally issued by VUH, and CERC Corp. received $302 million of cash from VUH on June 30, 2022 in full repayment of the VUH PPNs.

Intercompany Borrowings. In connection with the transfer of CEI North and CEOH to CERC Corp. in the Restructuring, CERC Corp. lent to CEI North and CEOH amounts equal to the outstanding affiliated long-term notes CEI North and CEOH owed to VUH of $1,076 million, with the only change compared to their VUH affiliated long-term notes payable being updates to the cost of debt to reflect any exchange fees, debt issuance costs and other direct financing related expenses as authorized by regulators. CEI North and CEOH used the proceeds of such loans to repay the outstanding affiliated long-term notes they owed to VUH.

Additionally, payables and receivables with certain affiliates totaling $4 million, including those under the intercompany tax sharing policy, were settled with equity offsets as a part of the Restructuring.

Credit Facilities. On June 30, 2022, in connection with the Restructuring, VUH repaid in full all outstanding indebtedness and terminated all remaining commitments and other obligations under its $400 million amended and restated credit agreement dated as of February 4, 2021. VUH did not incur any penalties in connection with the early termination.

Mandatory Tenders. Certain series of CEI South tax exempt bonds, aggregating $186 million are subject to mandatory tenders in 2023 prior to the bond’s final maturities. In 2020, $38 million of such bonds was tendered and remarketed.

Liens. As of June 30, 2022, CEI South had approximately $288 million aggregate principal amount of first mortgage bonds outstanding, of which $208 million served as collateral for CEI South’s tax exempt bonds. Generally, all of CEI South’s real and tangible property is subject to the lien of CEI South’s mortgage indenture. CEI South may issue additional bonds under its mortgage indenture up to 60% of currently unfunded property additions. As of June 30, 2022, approximately $1.4 billion of additional first mortgage bonds could be issued on this basis.

Debt Guarantees. VUH’s outstanding long-term borrowing arrangements are guaranteed by CEI South. VUH’s third-party long-term debt, including current portions, outstanding as of June 30, 2022, was $75 million.

Covenants. Both long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage, among other restrictions. As of June 30, 2022, the Company was in compliance with all debt covenants.

(7) Commitments and Contingencies

(a) Purchase Obligations

Commitments include minimum purchase obligations related to the Company’s Natural Gas reportable segment and Electric reportable segment. A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding on the Company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Contracts with minimum payment provisions have various quantity requirements and durations and are not classified as non-trading derivative assets and liabilities in the Company’s Consolidated Balance Sheet as of June 30, 2022. These contracts meet an exception as “normal purchases contracts” or do not meet the definition of a derivative. Natural gas and coal supply commitments also include transportation contracts that do not meet the definition of a derivative.

On February 9, 2021, CEI South entered into a BTA with a subsidiary of Capital Dynamics. Pursuant to the BTA, Capital Dynamics, with its partner Tenaska, will build a 300 MW solar array in Posey County, Indiana through a special purpose entity, Posey Solar. Upon completion of construction, currently projected to be in 2024, and subject to IURC approval, which was received on October 27, 2021, CEI South will acquire Posey Solar and its solar array assets for a fixed purchase price. Due to rising cost for the project, caused in part by supply chain disruptions and the rising cost of commodities, Capital Dynamics is planning to downsize the project to approximately 200 MWs to remain viable. CEI South collaboratively agreed to the scope change and is currently working through contract negotiations, contingent on further IURC review and approval.

As of June 30, 2022, minimum purchase obligations were approximately:

	Natural Gas and Coal Supply	Other (1)

	(in millions)
Remainder of 2022	$87	$53
2023	123	490
2024	43	70
2025	42	30
2026	36	30
2027	37	29
2028 and beyond	114	158

(1)

CEI South’s undiscounted minimum payment obligations related to PPAs with commitments ranging from 15 to 25 years and its purchase commitment under its BTA in Posey County, Indiana at the original contracted amount, prior to any renegotiation, are included above. The remaining undiscounted payment obligations relate primarily to technology hardware and software agreements.

Excluded from the table above are estimates for cash outlays from other PPAs through CEI South that do not have minimum thresholds but do require payment when energy is generated by the provider. Costs arising from certain of these commitments are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms. The table above also excludes a BTA CEI South entered into on July 5, 2022 to acquire a 130 MW solar array in Pike County, Indiana through a special purpose entity for a capped purchase price.

(b) Environmental and Other Matters

Environmental Matters

MGP Sites. The Company and its predecessors operated manufactured gas plants in the past. The Company has accrued estimated costs for investigation, remediation, and ground water monitoring that it expects to incur to fulfill its respective obligations using assumptions based on actual costs incurred, the timing of expected future payments and inflation factors, among others. While the Company has recorded all costs which it presently is obligated to incur in connection with activities at these sites, it is possible that future events may require remedial activities which are not presently foreseen, and those costs may not be subject to PRP or insurance recovery.

Indiana MGPs. The Company has also identified its involvement in 5 manufactured gas plant sites in CEI South’s service territory, all of which are currently enrolled in the IDEM’s VRP. The Company is currently conducting some level of remedial activities, including groundwater monitoring at certain sites.

Total costs that may be incurred in connection with addressing these sites cannot be determined at this time. The estimated accrued costs are limited to the Company’s share of the remediation efforts and are therefore net of exposures of other PRPs. The estimated range of possible remediation costs for the sites for which the Company believes it may have responsibility was based on remediation continuing for the minimum time frame given in the table below.

June 30, 2022
(in millions, except years)
Amount accrued for remediation	$2
Minimum estimated remediation costs	1
Maximum estimated remediation costs	8
Minimum years of remediation	5
Maximum years of remediation	20

The cost estimates are based on studies of a site or industry average costs for remediation of sites of similar size. The actual remediation costs will depend on the number of sites to be remediated, the participation of other PRPs, if any, and the remediation methods used.

The Company does not expect the ultimate outcome of these matters to have a material adverse effect on the financial condition, results of operations or cash flows.

CCR Rule. In April 2015, the EPA finalized its CCR Rule, which regulates ash as non-hazardous material under the RCRA. The final rule allows beneficial reuse of ash, and the majority of the ash generated by CEI South’s generating plants will continue to be reused. In July 2018, the EPA released its final CCR Rule Phase I Reconsideration which extended the deadline to October 31, 2020 for ceasing placement of ash in ponds that exceed groundwater protections standards or that fail to meet location restrictions. In August 2019, the EPA proposed additional “Part A” amendments to its CCR Rule with respect to beneficial reuse of ash and other materials. Further “Part B” amendments, which related to alternate liners for CCR surface impoundments and the surface impoundment closure process, were published in March 2020. The Part A amendments were finalized in August 2020 and extended the deadline to cease placement of ash in ponds to April 11, 2021, discussed further below. The EPA published the final Part B amendments in November 2020. The Part A amendments do not restrict CEI South’s current beneficial reuse of its fly ash. The Company evaluated the Part B amendments to determine potential impacts and determined that the Part B amendments did not have an impact on its current plans. Shortly after taking office in January 2021, President Biden signed an executive order requiring agencies to review environmental actions taken by the Trump administration, including the CCR Rule Phase I Reconsideration, the Part A amendments, and the Part B amendments; the EPA has completed its review of the Phase I Reconsideration, Part A amendments, and Part B amendments and determined that the most environmentally protective course is to implement the rules.

CEI South has three ash ponds, two at the F.B. Culley facility (Culley East and Culley West) and one at the A.B. Brown facility. Under the existing CCR Rule, CEI South is required to perform integrity assessments, including ground water monitoring, at its F.B. Culley and A.B. Brown generating stations. The ground water studies are necessary to determine the remaining service life of the ponds and whether a pond must be retrofitted with liners or closed in place. CEI South’s Warrick generating unit is not included in the scope of the CCR Rule as this unit has historically been part of a larger generating station that predominantly serves an adjacent industrial facility. Preliminary groundwater monitoring indicates potential groundwater impacts very close to CEI South’s ash impoundments, and further analysis is ongoing. The CCR Rule required companies to complete location restriction determinations by October 18, 2018. CEI South completed its evaluation and determined that one F.B. Culley pond (Culley East) and the A.B. Brown pond fail the aquifer placement location restriction. As a result of this failure, CEI South was required to cease disposal of new ash in the ponds and commence closure of the ponds by April 11, 2021, unless approved for an extension. CenterPoint Energy has applied for the extensions available under the CCR Rule that would allow CEI South to continue to use the ponds through October 15, 2023. The EPA is still reviewing industry extension requests, including the Company’s extension request. Companies can continue to operate ponds pending completion of the EPA’s evaluation of the requests for extension. If the EPA denies a full extension request, that denial may result in increased and potentially significant operational costs in connection with the accelerated implementation of an alternative ash disposal system or may adversely impact CEI South’s future operations. Failure to comply with a cease waste receipt could also result in an enforcement proceeding, resulting in the imposition of fines and penalties. On April 24, 2019, CEI South received an order from the IURC approving recovery in rates of costs associated with the closure of the Culley West pond, which has already completed closure activities. On August 14, 2019, CEI South filed its petition with the IURC for recovery of costs associated with the closure of the A.B. Brown ash pond, which would include costs associated with the excavation and recycling of ponded ash. This petition was subsequently approved by the IURC on May 13, 2020. On October 28, 2020, the IURC approved CEI South’s ECA proceeding, which included the initiation of recovery of the federally mandated project costs.

CEI South continues to refine site specific estimates of closure costs for its ten-acre Culley East pond. In July 2018, CEI South filed a Complaint for Damages and Declaratory Relief against its insurers seeking reimbursement of defense, investigation and pond closure costs incurred to comply with the CCR Rule, and has since reached confidential settlement agreements with its insurers. The proceeds of these settlements will offset costs that have been and will be incurred to close the ponds.

As of June 30, 2022, the Company has recorded an approximate $91 million ARO, which represents the discounted value of future cash flow estimates to close the ponds at A.B. Brown and F.B. Culley. This estimate is subject to change due to the contractual arrangements; continued assessments of the ash, closure methods, and the timing of closure; implications of CEI South’s generation transition plan; changing environmental regulations; and proceeds received from the settlements in the aforementioned insurance proceeding. In addition to these removal costs, CEI South also anticipates equipment purchases of between $60 million and $80 million to complete the A.B. Brown closure project.

Clean Water Act Permitting of Groundwater Discharges. In April 2021, the U.S. Supreme Court issued an opinion providing that indirect discharges via groundwater or other non-point sources are subject to permitting and liability under the Clean Water Act when they are the functional equivalent of a direct discharge. The Company is evaluating the extent to which this decision will affect Clean Water Act permitting requirements and/or liability for their operations.

Other Environmental. From time to time, the Company identifies the presence of environmental contaminants during operations or on property where predecessors have conducted operations. Other such sites involving contaminants may be identified in the future. The Company has and expects to continue to remediate any identified sites consistent with state and federal legal obligations. From time to time, the Company has received notices, and may receive notices in the future, from regulatory authorities or others regarding status as a PRP in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Company has been, or may be, named from time to time as defendants in litigation related to such sites. Although the ultimate outcome of such matters cannot be predicted at this time, the Company does not expect these matters, either individually or in the aggregate, to have a material adverse effect on their financial condition, results of operations or cash flows.

Other Proceedings

The Company is involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. From time to time, the Company is also defendant in legal proceedings with respect to claims brought by various plaintiffs against broad groups of participants in the energy industry. Some of these proceedings involve substantial amounts. The Company regularly analyzes current information and, as necessary, provides accruals for probable and reasonably estimable liabilities on the eventual disposition of these matters. The Company does not expect the disposition of these matters to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

(8) Regulatory Matters

CEI South CPCN

On February 9, 2021, CEI South entered into a BTA with a subsidiary of Capital Dynamics. Under the agreement, Capital Dynamics, with its partner Tenaska, contracted to build a 300 MW solar array in Posey County, Indiana through a special purpose entity, Posey Solar. Upon completion of construction, which is projected to be in 2024, CEI South will acquire Posey Solar and its solar array assets for a fixed purchase price. On February 23, 2021, CEI South filed a CPCN with the IURC seeking approval to purchase the project. CEI South also sought approval for a 100 MW solar PPA with Clenera LLC in Warrick County, Indiana. The request accounted for increased cost of debt related to this PPA, which provides equivalent equity return to offset imputed debt during the 25 year life of the PPA. A hearing was conducted on June 21, 2021. On October 27, 2021, the IURC issued an order approving the CPCN, authorizing CEI South to purchase the Posey solar project through a BTA and approved recovery of costs via a levelized rate over the anticipated 35-year life. The IURC also approved the Warrick County solar PPA but denied the request to preemptively offset imputed debt in the PPA cost. The Posey solar project is expected to be in service in 2024. Due to rising cost for the project, caused in part by supply chain issues in the energy industry and the rising costs of commodities, we, along with Capital Dynamics, announced plans to downsize the project to approximately 200 MW. CEI South collaboratively agreed to the scope change and is currently working through contract negotiations, contingent on further IURC review and approval.

On June 17, 2021 CEI South filed a CPCN with the IURC seeking approval to construct two natural gas combustion turbines to replace portions of its existing coal-fired generation fleet. CEI South has also requested depreciation expense and post in-service carrying costs to be deferred in a regulatory asset until the date CEI South’s base rates include a return on and recovery of depreciation expense on the facility. A hearing was conducted on January 26 through 28, 2022, and on June 28, 2022 the IURC approved the CPCN. On July 18, 2022, the OUCC filed a petition for rehearing and reconsideration with the IURC of the approved turbine cost estimate and pipeline cost recovery issues and, as of July 29, 2022, three organizations, the OUCC, Citizens Action Coalition and Indiana Industrial Energy Consumers, had filed notices of appeal of the petition with the Indiana Court of Appeals. The IURC denied the OUCC’s request for rehearing and reconsideration on August 10, 2022. The OUCC, Citizens Action Coalition and Indiana Industrial Energy Consumers dismissed their appeal of the IURC order effective August 22, 2022. The estimated $334 million turbine facility is planned to be constructed at the current site of the A.B. Brown power plant in Posey County, Indiana and would provide a combined output of 460 MW. CEI South received approval for depreciation expense and post in-service carrying costs to be deferred in a regulatory asset until the date CEI South’s base rates include a return on and recovery of depreciation expense on the facility. Construction of the turbines will begin following satisfaction of certain conditions in the IURC order and receipt of necessary regulatory approvals by the FERC, which is anticipated between the fourth quarter of 2022 and first quarter of 2023. The turbines are targeted to be operational by year end 2025, but any delays resulting from an adverse decision from the FERC could negatively impact that timing. Recovery of the proposed natural gas combustion turbines and regulatory asset will be requested in the next CEI South rate case expected in 2023.

On August 25, 2021, CEI South filed with the IURC seeking approval to purchase 185 MW of solar power, under a 15-year PPA, from Oriden LLC, which is developing a solar project in Vermillion County, Indiana, and 150 MW of solar power, under a 20-year PPA, from Origis Energy USA Inc., which is developing a solar project in Knox County, Indiana. On May 4, 2022, the IURC issued an order approving CEI South to enter into both PPAs. Both solar arrays are expected to be in service by 2023.

On July 5, 2022, CEI South entered into a BTA to acquire a 130 MW solar array in Pike County, Indiana through a special purpose entity for a capped purchase price. A CPCN for the project was filed with the IURC on July 29, 2022. Pending approval, the project is expected to be placed in service by 2025.

Culley Unit 3 Operations

In June 2022, F.B. Culley Unit 3, a CEI South coal-fired electric generation unit with an installed generating capacity of 270 MW, experienced an operating issue relating to its boiler feed pump turbine, and it remains out of service. CenterPoint Energy is investigating this incident. The current estimate of the costs to repair F.B. Culley Unit 3 is approximately $7 million to $9 million, which will largely be capital expenditures. F.B. Culley Unit 3 is expected to return to service in 6 to 12 months depending on the availability of a replacement turbine and related materials. CenterPoint Energy is evaluating the applicability of insurance coverages. For the duration of the unplanned outage, CenterPoint Energy expects to meet its generation capacity needs from its other generation units and power purchase agreements.

CEI South Securitization of Planned Generation Retirements

The State of Indiana has enacted legislation, Senate Bill 386, that would enable the Company to request approval from the IURC to securitize the remaining book value and removal costs associated with generating facilities to be retired in the next twenty-four months. The Governor of Indiana signed the legislation on April 19, 2021. On May 10, 2022, CEI South filed with the IURC to securitize qualified costs associated with its planned retirements of coal generation facilities. Total qualified costs are estimated at $359 million, of which $350 million would be financed and $9 million are estimated total ongoing costs. A hearing is scheduled before the IURC on September 7, 2022 and a final order is anticipated in early 2023.

Subsidiary Restructuring

In July 2021, CEI North and CEI South filed petitions with the IURC for the approval of a new financial services agreement and the confirmation of CEI North’s financing authority, and final orders were issued by the IURC on December 28, 2021. CEOH filed a similar application with the PUCO in September 2021 and the PUCO issued an order on January 26, 2022 adopting recommendations by PUCO staff. Both the IURC and PUCO approved the petitions. The orders allow the reissuance of existing debt of CEI North and CEOH to CERC, to continue to amortize existing issuance expenses and discounts, and to treat any potential exchange fees as discounts to be amortized over the life of the debt. As a part of the Restructuring, on May 27, 2022, CERC Corp. and VUH completed an exchange with holders of VUH PPNs whereby CERC Corp. issued new senior notes with an aggregate principal amount of $302 million in return for all of their outstanding VUH PPNs with an aggregate principal amount of $302 million. CenterPoint Energy completed the transfer of CEI North and CEOH from VUH to CERC on June 30, 2022 to better align its organizational structure with management and financial reporting and to fund future capital investments more efficiently.

Solar Panel Issues

CEI South’s current and future solar projects may be significantly impacted by delays and/or increased costs. The potential delays and inflationary cost pressures communicated from the developers of our solar projects are primarily due to (i) unavailability of solar panels and other uncertainties related to the pending DOC investigation on anti-dumping and countervailing duties petition filed by a domestic solar manufacturer, (ii) the December 2021 Uyghur Forced Labor Prevention Act on solar modules and other products manufactured in China’s Xinjiang Uyghur Autonomous Region and (iii) persistent general global supply chain and labor availability issues. Preliminary findings from the DOC investigation, including potential tariff amounts, are expected to be released in November 2022, with a final decision expected in first half of 2023. In June 2022, President Biden authorized an executive order which would suspend anti-circumvention tariffs on solar panels for two years; however, the executive order could be subject to legal challenges and its effects remain uncertain. The resolution of these issues will determine what additional costs or delays our solar projects will be subject to. If any of these impacts result in cost increases for certain projects, such potential impacts are expected to result in the need for us to seek additional regulatory review and approvals. Additionally, significant changes to project costs and schedules as a result of these factors could impact the viability of the projects.

Rate Change Applications

The Company is routinely involved in rate change applications before state regulatory authorities. Those applications include general rate cases, where the entire cost of service of the utility is assessed and reset. In addition, the Company is periodically involved in proceedings to adjust its capital tracking mechanisms in Indiana (CSIA for gas and TDSIC, ECA and CECA for electric), its decoupling mechanism in Indiana (SRC for gas), and its energy efficiency cost trackers in Indiana (EEFC for gas and DSMA for electric). The table below reflects significant applications pending or completed since VUH’s consolidated 2021 financial statements were furnished to the SEC on Current Report 8-K dated March 16, 2022 through August 31, 2022.

Mechanism	Annual Increase (Decrease) (1) (in millions)	Filing Date	Effective Date	Approval Date	Additional Information
CEI South—Electric (IURC)

TDSIC (1)	4	August 2022	TBD	TBD	Requested an increase of $43 million to rate base, which reflects a $3 million annual increase in current revenues. 80% of the revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes a change in (over)/under-recovery variance of less than $1 million.

TDSIC	3	February 2022	May 2022	May 2022	Requested an increase of $42 million to rate base, which reflects a $3 million annual increase in current revenues. 80% of the revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes a change in (over)/under-recovery variance of less than $1 million.

CECA	(2)	February 2022	June 2022	May 2022	Requested a decrease of less than $1 million to rate base, which reflects a $3 million annual decrease in current revenues. The mechanism also includes a change in (over)/under-recovery variance of less than $1 million. This mechanism includes a non-traditional rate making approach related to a 50 MW universal solar array placed in service in January 2021.

(1)	Represents proposed increases (decreases) when effective date and/or approval date is not yet determined. Approved rates could differ materially from proposed rates.

(9) Environmental and Sustainability Matters

Global Climate Change

There is increasing attention being paid in the United States and worldwide to the issue of climate change. As a result, from time to time, regulatory agencies have considered the modification of existing laws or regulations or the adoption of new laws or regulations addressing the emissions of GHG on the state, federal, or international level. On August 3, 2015, the EPA released its CPP rule, which required a 32% reduction in carbon emissions from 2005 levels. The final rule was published in the Federal Register on October 23, 2015, and that action was immediately followed by litigation ultimately resulting in the U.S. Supreme Court staying implementation of the rule. On July 8, 2019, the EPA published the ACE rule, which (i) repealed the CPP rule; (ii) replaced the CPP rule with a program that requires states to implement a program of energy efficiency improvement targets for individual coal-fired electric generating units; and (iii) amended the implementing regulations for Section 111(d) of the Clean Air Act. On January 19, 2021, the majority of the ACE rule — including the CPP repeal, CPP replacement, and the timing-related portions of the Section 111(d) implementing rule — was struck down by the U.S. Court of Appeals for the D.C. Circuit and on October 29, 2021, the U.S. Supreme Court agreed to consider four petitions filed by various coal interests and a coalition of 19 states. On June 30, 2022, the U.S. Supreme Court ruled that the EPA exceeded its authority in promulgating the CPP. The EPA has announced it plans on issuing new greenhouse gas rules in the future.

The Biden administration recommitted the United States to the Paris Agreement, which can be expected to drive a renewed regulatory push to require further GHG emission reductions from the energy sector and proceeded to lead negotiations at the global climate conference in Glasgow, Scotland. On April 22, 2021, President Biden announced new goals of 50% reduction of economy-wide GHG emissions, and 100% carbon-free electricity by 2035, which formed the basis of the United States’ commitments announced in Glasgow. In September 2021, CenterPoint Energy announced its new net zero emissions goals for both Scope 1 and Scope 2 emissions by 2035 as well as a goal to reduce Scope 3 emissions by 20% to 30% by 2035. The Company’s revenues, operating costs and capital requirements could be adversely affected as a result of any regulatory action that would require installation of new control technologies or a modification of its operations or would have the effect of reducing the consumption of natural gas. In addition, the EPA has indicated that it intends to implement new regulations targeting reductions in methane emissions, which are likely to increase costs related to production, transmission and storage of natural gas. Incentives to conserve energy or to use energy sources other than natural gas could result in a decrease in demand for the Company’s services. Further, certain local government bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by certain specified dates. These initiatives could have a significant impact on the Company and its operations, and this impact could increase if other cities and jurisdictions in its service area enact similar initiatives. Further, our third party suppliers, vendors and partners may also be impacted by climate change laws and regulations, which could impact the Company’s business by, among other things, causing permitting and construction delays, project cancellations or increased project costs passed on to the Company. Conversely, regulatory actions that effectively promote the consumption of natural gas because of its lower emissions characteristics would be expected to benefit the Company. At this time, however, the Company cannot quantify the magnitude of the impacts from possible new regulatory actions related to GHG emissions, either positive or negative, on the Company’s business.

Compliance costs and other effects associated with climate change, reductions in GHG emissions and obtaining renewable energy sources remain uncertain. Although the amount of compliance costs remains uncertain, any new regulation or legislation relating to climate change will likely result in an increase in compliance costs. While the requirements of a federal or state rule remain uncertain, the Company will continue to monitor regulatory activity regarding GHG emission standards that may affect its business.

Climate Change Trends and Uncertainties

As a result of increased awareness regarding climate change, coupled with adverse economic conditions, availability of alternative energy sources, including private solar, microturbines, fuel cells, energy-efficient buildings and energy storage devices, and new regulations restricting emissions, including potential regulations of methane emissions, some consumers and companies may use less energy, meet their own energy needs through alternative energy sources or avoid expansions of their facilities, including natural gas facilities, resulting in less demand for the Company’s services. As these technologies become a more cost-competitive option over time, whether through cost effectiveness or government incentives and subsidies, certain customers may choose to meet their own energy needs and subsequently decrease usage of the Company’s systems and services, which may result in, among other things, CEI South’s generating facilities becoming less competitive and economical. Further, evolving investor sentiment related to the use of fossil fuels and initiatives to restrict continued production of fossil fuels have had significant impacts on the Company’s electric generation and natural gas businesses. For example, because CEI South’s current generating facilities substantially rely on coal for their operations, certain financial institutions choose not to participate in the Company’s financing arrangements. Conversely, demand for the Company’s services may increase as a result of customer changes in response to climate change. For example, as the utilization of electric vehicles increases, demand for electricity may increase, resulting in increased usage of the Company’s systems and services. Any negative opinions with respect to the Company’s environmental practices or its ability to meet the challenges posed by climate change formed by regulators, customers, legislators or other stakeholders could harm its reputation.

To address these developments, the Company announced its new net zero emissions goals for both Scope 1 and Scope 2 emissions by 2035. In June of 2020, CEI South identified a preferred generation resource in its most recent IRP submitted to the IURC that aligns with its new net zero emission goals and includes the replacement of 730 MW of coal-fired generation facilities with a significant portion comprised of renewables, including solar and wind, supported by dispatchable natural gas combustion turbines, including a pipeline to serve such natural gas generation, as well as storage. The Company believes its planned investments in renewable energy generation and corresponding planned reduction in its GHG emissions as part of its newly adopted net zero emissions goals support global efforts to reduce the impacts of climate change.

To the extent climate changes result in warmer temperatures in the Company’s service territories, financial results from its business could be adversely impacted. For example, the Company could be adversely affected through lower natural gas sales. Another possible result of climate change is more frequent and more severe weather events, such as hurricanes, tornadoes and flooding, including such storms as the February 2021 Winter Storm Event. To the extent adverse weather conditions affect the Company’s suppliers, results from their natural gas business may suffer. When the Company cannot deliver natural gas to customers, or customers cannot receive services, the Company’s financial results can be impacted by lost revenues, and it generally must seek approval from regulators to recover restoration costs. To the extent the Company is unable to recover those costs, or if higher rates resulting from recovery of such costs result in reduced demand for services, the Company’s future financial results may be adversely impacted. Further, as the intensity and frequency of significant weather events continues, it may impact the Company’s ability to secure cost-efficient insurance.

Effluent Limitation Guidelines (ELG)

In 2015, the EPA finalized revisions to the existing steam electric wastewater discharge standards which set more stringent wastewater discharge limits and effectively prohibited further wet disposal of coal ash in ash ponds. These new standards are applied at the time of permit renewal and an affected facility must comply with the wastewater discharge limitations no later than December 31, 2023, and the prohibition of wet sluicing of bottom ash no later than December 31, 2025. In February 2019, the IURC approved CEI South’s ELG compliance plan for its F.B. Culley Generating Station, and CEI South is currently finalizing its ELG compliance plan for the remainder of its affected units as part of its ongoing IRP process.

Cooling Water Intake Structures

Section 316 of the federal Clean Water Act requires steam electric generating facilities use “best technology available” to minimize adverse environmental impacts on a body of water. In May 2014, the EPA finalized a regulation requiring installation of “best technology available” to mitigate impingement and entrainment of aquatic species in cooling water intake structures. CEI South is currently completing the required ecological studies and anticipates timely compliance in 2022-2023.

(10) Fair Value Measurements

The fair values of cash and cash equivalents are estimated to be approximately equivalent to carrying amounts. The carrying amounts of non-trading derivative assets and liabilities are stated at fair value and are classified as Level 2 in the fair value hierarchy. The fair value of each debt instrument is determined by multiplying the principal amount of each debt instrument by a combination of historical trading prices and comparable issue data. These liabilities, which are not measured at fair value in the Company’s Consolidated Balance Sheet, but for which the fair value is disclosed, would be classified as Level 2 in the fair value hierarchy.

	June 30, 2022
	Carrying Amount	Est. Fair Value

	(in millions)
Long-term debt payable to third parties	$363	$361
Long-term debt—affiliated companies, including current maturities	1,343	1,165
Cash and cash equivalents	473	473
Natural gas derivative assets (1)	5	5

(1)	Presented in Prepaid expenses and other current assets and Other non-current assets on the Consolidated Balance Sheet.

Under current regulatory treatment, call premiums on reacquisition of utility-related long-term debt are generally recovered in customer rates over the life of the refunding issue. Accordingly, any reacquisition of this debt would not be expected to have a material effect on the Company’s results of operations.

CEI South entered into two five-year forward purchase arrangements to hedge the variable price of natural gas for a portion of the Company’s gas supply. These arrangements, approved by the IURC, replaced normal purchase or normal sale long-term physical fixed-price purchases. The Company values these contracts using a pricing model that incorporates market-based information, and are classified within Level 2 of the fair value hierarchy. Gains and losses on these derivative contracts are deferred as regulatory liabilities or assets and are refunded to or collected from customers through the Company’s respective gas cost recovery mechanisms.

(11) Segment Reporting

The Company’s determination of reportable segments considers the strategic operating units under which its CODM manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers in differing regulatory environments. The Company’s CODM views net income as the measure of profit or loss for the reportable segments.

As of June 30, 2022, and upon completion of the Restructuring discussed in Note 1, reportable segments are as follows:

•	The Natural Gas segment provides natural gas distribution and transportation services to natural gas customers in and near Evansville in southwestern Indiana.

•	The Electric segment provides electric generation, transmission and distribution services primarily to southwestern Indiana, and includes the Company’s power generating and wholesale power operations.

Regulated operations supply natural gas and/or electricity to approximately 270,000 customers.

Other Operations provides information technology and other support services to the operating segments, owns shared company assets that are charged to the operating segments, as well as unallocated corporate expenses such as advertising and certain charitable contributions, among other activities, that benefit the Company’s other operating segments.

Information related to the Company’s business segments is summarized below:

	Revenues from External Customers	Net Income

	(in millions)
Three Months Ended June 30, 2022
Natural Gas	$187	$15
Electric	172	25
Other Operations	—	12

Total	$359	$52

Six Months Ended June 30, 2022
Natural Gas	$625	$100
Electric	319	45
Other Operations	—	13

Total	$944	$158

As of June 30, 2022
(in millions)
Assets
Natural Gas	$625
Electric	2,508
Other Operations, net of eliminations	664

Total assets	$3,797

(12) Supplemental Cash Flow Information

The table below provides supplemental disclosure of cash flow information:

Six Months Ended June 30, 2022
(in millions)
Cash Payments/Receipts:
Interest, net of capitalized interest	$44
Income tax payments	18
Non-cash transactions:
Accounts payable related to capital expenditures	49
Capital contribution from parent in payment for property, plant and equipment	20
Net assets of CEI North and CEOH transferred from VUH to CERC in the Restructuring	(1,547)
Non-cash equity contribution from parent (1)	4

(1)	See Note 6 for further information.

(13) Subsequent Events

Management performs a review of subsequent events for any events occurring after the balance sheet date but prior to the date the financial statements are issued. The Company’s management has performed a review of subsequent events through September 6, 2022, the date the financial statements were issued.